Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction
Alpha 2 B.V.	The Netherlands

Alpha 3 B.V.*	The Netherlands

Alpha 4 B.V.	The Netherlands

Alpha 5 B.V.*	The Netherlands

Alpha US Bidco, Inc.	United States

Atotech Argentina S.A.	Argentina

Atotech Asia Pacific Ltd.	Hong Kong

Atotech Australia PTY Ltd.	Australia

Atotech Beteiligungs und Management GmbH & Co KG*	Germany

Atotech Bulgaria EOOD	Bulgaria

Atotech B.V.*	The Netherlands

Atotech Canada Ltd.	Canada

Atotech (China) Chemicals Ltd.*	China

Atotech CZ, a.s.	Czech Republic

Atotech de México S.A. de C.V.*	Mexico

Atotech Deutschland GmbH*	Germany

Atotech Development Center Pte. Ltd.*	India

Atotech do Brasil Galvanotécnica Ltda.	Brazil

Atotech España, S.A.*	Spain

Atotech France S.A.	France

Alpha Germany Bidco GmbH	Germany

Atotech India Pte. Ltd.*	India

Atotech İstanbul Kimya Sanayi Ticaret Limited Şirketi	Turkey

Atotech Italia S.r.l.*	Italy

Atotech Japan K.K.*	Japan

Atotech Korea Ltd.*	Korea

Atotech (Malaysia) Sdn. Bhd.*	Malaysia

Atotech Österreich GmbH*	Austria

Atotech (Philippines) Chemicals, Inc.	The Philippines

Atotech Poland Sp. z.o.o.	Poland

Atotech Servicios de México S.A. de C.V.*	Mexico

Atotech (Singapore) Chemicals Pte. Ltd. (formerly Atotech S.E.A. Pte. Ltd.)*	Singapore

Atotech SK, s.r.o.	Slovakia

Atotech Skandinavien AB	Sweden

Atotech Slovenija d.d.	Slovenia

Atotech Taiwan Ltd*	Taiwan

Atotech (Thailand) Co., Ltd.*	Thailand

Atotech Vietnam Co., Ltd.	Vietnam

Atotech UK Ltd.	United Kingdom

Atotech USA, LLC*	United States

Atotech (Yangzhou) Chemicals Ltd	China

J-KEM International AB	Sweden

OOO “Atotech-Chemeta”	Russia

Pt. Atotech Indonesia Chemicals	Indonesia

UAB Atotech-Chemeta	Lithuania

Atotech UK Topco Limited	United Kingdom

*	Denotes a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X.